Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the use of our report dated February 23, 2024, with respect to the consolidated and combined financial statements and the effectiveness of internal control over financial reporting of Blue Owl Capital Inc. and subsidiaries, incorporated herein by reference, and to the reference to our firm under the heading “Experts” in the prospectus.

/s/ KPMG LP

New York, New York

May 20, 2024